EXHIBIT 12.1
                             CALI REALTY CORPORATION
               Computation of Ratios of Earnings to Fixed Charges
                         (Dollar amounts in thousands)

                                                                    Cali Realty Corportion
                                               -----------------------------------------------------------
                                                  For the Nine        For the Year       For the Period
                                                  Months Ended           Ended          August 31, 1994 to
                                               September 30, 1996    December 31, 1995   December 31, 1994
                                               ------------------    -----------------    -----------------
                                                     1993                 1992                1991
                                                     ----                 ----                ----
Income before gain on sale
of rental property,  minority
interest and extraordinary item (A)                 $ 7,644               $17,146             $ 4,990

Add:
   Interest expense                                   2,721                 8,661               1,768

   Amortization of debt issuance costs                  805                 1,456                 574
                                                    -------               -------             -------
Income before gain on sale of property,
   minority interest, and extraordinary item,       $11,170               $27,263             $ 7,332
   as adjusted (B)                                  =======               =======             =======

Fixed Charges:

Interest expense                                       2,721                 8,661               1,768

Amortization of debt issuance costs                      805                 1,456                 574

Capitalized interest costs                                97                    27                --
                                                     -------               -------             -------
Total fixed charges                                  $ 3,623               $10,144             $ 2,342
                                                     =======               =======             =======
Ratio of earnings to fixed charges                      3.08(E)               2.69                3.13
                                                     =======               =======             =======

                                                               Cali Group Combined
                                                 -----------------------------------------------
                                                 For the Period          Year Ended December 31,
                                                 January 1, 1994         ----------------------
                                                to August 30, 1994    1993         1992        1991
                                                ------------------  --------    --------    --------
Loss before gain on sale
of rental property, minority
interest and extraordinary item (A)                 $   (110)       $ (1,064)   $ (2,172)   $   (814)


Add:                                                  13,608          21,707      21,896      21,659
   Interest expense
                                                         221             243         230         226
   Amortization of debt issuance costs

Interest portion (33 percent) of ground rents
   on land leases                                         194             326         385         347
                                                     --------        --------    --------    --------
Income before gain on sale of property,
   minority interest, and extraordinary item,
   as adjusted (B)                                   $ 13,913        $ 21,212    $ 20,339    $ 21,418
                                                     ========        ========    ========    ========
Fixed Charges:

Interest expense                                       13,608          21,707      21,896      21,659

Amortization of debt issuance costs                       221             243         230         226

Interest portion (33 percent) of ground rents
   on land leases                                         194             326         385         347

Capitalized interest costs                               --              --          --           311
                                                     --------        --------    --------    --------
Total fixed charges                                  $ 14,023        $ 22,276    $ 22,511    $ 22,543
                                                     ========        ========    ========    ========
Ratio of earnings to fixed charges                        (C)             (C)         (C)         (C)

Deficiency of earnings to fixed charges(D)              (110)        $ (1,064)   $ (2,172)   $ (1,125)
                                                     ========        ========    ========    ========

---------------
(A) Represents pre-tax income (loss) before gain on sale of property, minority interest and extraordinary item.

(B)  Represents earnings before fixed charges.

(C) The ratio of earnings to fixed charges was less than 1.00 reflecting the fact that earnings for the period were not adequate to cover fixed charges.

(D) Represents the amounts by which earnings for the period were not adequate to cover fixed charges.

(E) Represents the ratio of earnings to fixed charges, excluding gain on sale of rental property of $5,658. The ratio of earnings to fixed charges, including gain on sale of rental property, was 4.64.